EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment to Registration Statement (Form S-8 No. 333-226458) pertaining to the Stock Option Subscription Plan 2018, Restricted Share Award Plan 2018-1, Restricted Share Award Plan 2018-2, BSA 2018-1 (Warrants) Issuance Agreement, BSA 2018-2 (Warrants) Issuance Agreement, BSA (Warrants) Issuance Agreement, dated June 29, 2018, and Restricted Share Award Plan 2018-4 of Sequans Communications S.A. of our reports dated April 12, 2018, with respect to the consolidated financial statements of Sequans Communications S.A. and the effectiveness of internal control over financial reporting of Sequans Communications S.A. included in its Annual Report (Form 20-F), as amended, for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Audit
Paris - La Défense, France
April 23, 2019